EXHIBIT 99.1

                     EXPRESS SCRIPTS REPORTS STRONG GAINS IN
                      REVENUE AND INCOME FOR FIRST QUARTER

          NET INCOME UP 29.3 PERCENT ON REVENUE GROWTH OF 41.8 PERCENT

     ST. LOUIS, April 23, 1998--Express Scripts, Inc. (NASDAQ:ESRX) today announced that revenues for first quarter 1998 increased 41.8 percent to a record $371.4 million from $262.0 million for the period in 1997. Net income for the first quarter of 1998 rose 29.3 percent to $9.9 million from $7.6 million the prior year and gained 28.3 percent on a diluted per share basis, rising to 59 cents from 46 cents.

     On April 1, Express Scripts completed the purchase of ValueRx, the pharmacy benefit management (PBM) business of Columbia/HCA Healthcare Corporation, creating the largest PBM independent of drug manufacturer ownership. Completing this acquisition expeditiously has put Express Scripts on track to achieve the benefits anticipated from the combination. A new organizational structure, which includes many of ValueRx's key managers, was in place upon the completion of the transaction. Express Scripts/ValueRx membership on a combined basis is estimated at 22.0 million lives as of April 1, 1998.

     "With the acquisition completed and an organizational structure in place, we will focus on client retention and sales, while integrating our contracting processes and computer systems," said Barrett Toan, Express Scripts' president and chief executive officer.

     Toan outlined Express Scripts' integration goals for each of the final three quarters of 1998, as follows:

     Second quarter--Consolidation of executive, legal and other administrative functions; coordination of the two companies' sales, marketing and customer service strategies; completion of the computer systems integration plan for finance, billing and remittances, receivables and all clinical functions

     Third quarter--Combining existing contracts and contracting procedures related to both suppliers and providers; implementation of finance systems, and the completion of the systems integration plan for all other systems, including knowledge systems, claims adjudication and mail service systems; consolidation of financial operations

     Fourth quarter--Introduction of a new sales and marketing proposition for enhanced PBM services; reduction of redundant computer platforms and systems

     According to Toan, the acquisition should begin to add to operating profit during the second quarter of this year, however, it is anticipated that this profit will be offset by integration costs that will be incurred during 1998. It is expected that the acquisition will not be dilutive to earnings in 1998.

     During the quarter, Express Scripts also signed the first agreement, covering 40,000 lives, to provide a sophisticated new health management product. Express Scripts integrates comprehensive medical claims information from its Practice Patterns Science (PPS) subsidiary to identify patients at high risk for diseases where drug therapy is a significant component, then implements intervention strategies to improve drug therapy through an outbound calling program by the company's Express Health LineSM unit.

     "Express Scripts' new program provides not only state-of-the-art disease management services to help improve patient care, but is the first to give plan sponsors powerful tools to help them evaluate and manage disease patterns unique to their populations," Toan explained.

     Express Scripts' other complementary healthcare business units and strategic alliances contributed to its performance during the first quarter of 1998. IVTx, the company's home infusion services division, posted record sales and saw therapy days increase by 32.0 percent. Enrollment in Express Scripts' programs in Canada grew to 1.1 million lives. Finally, the company's advanced pharmacy benefit management services continued to add lives, with Express TherapeuticsSM covering 1.1 million lives and Express PreferenceSM reaching total enrollment of 5.2 million as of April 1.

     The cost of revenues for the first quarter of 1998 increased 42.6 percent to $338.5 million, compared with $237.3 million for the first three months of 1997. First quarter SG&A expenses increased 41.6 percent to $18.8 million in 1998 from $13.3 million in 1997, but remained flat at 5.1 percent of revenues.

     As of March 31, 1998, Express Scripts had $143.8 million in cash, cash equivalents and short-term investments, up 17.8 percent from $122.1 million at the end of 1997 and 118.3 percent from March 31, 1997. Shareholders equity at March 31, 1998 was $214.9 million, an increase of 26.3 percent compared with $171.1 million as of March 31, 1997. The ValueRx acquisition, which closed on the first day of the second quarter of this year, was funded in part by approximately $100.0 million in cash and the remainder, plus acquisition costs, was financed through a five-year bank facility. The impact of the acquisition will be initially reflected in Express Scripts' financial results in the second quarter of 1998 and accounted for on a purchase basis.

     Express Scripts, Inc. is a leading specialty managed care company and the largest independent pharmacy benefit management (PBM) company in North America. Following its recent acquisition of ValueRx, the company serves thousands of clients including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. Together, Express Scripts and ValueRx manage over $4.0 billion in annual drug spend. The company provides a full range of consultative PBM services, including pharmacy network management, mail service and formulary management. The company also offers disease management programs, informed decision counseling services, medical and drug data analysis services, and infusion therapy services. Express Scripts is headquartered in St. Louis, and has additional sites in Minneapolis; Philadelphia; Albuquerque, N.M.; Tempe, Ariz.; Troy, N.Y. and Farmington Hills, Mich. More information can be found at HTTP://WWW.EXPRESS-SCRIPTS.COM and HTTP://WWW.VALUERX.COM.

     THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS RELATED TO THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS (FINANCIAL AND OTHERWISE), OR INTENTIONS. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER SIGNIFICANTLY FROM THOSE PROJECTED OR SUGGESTED. FACTORS THAT MAY IMPACT THESE FORWARD-LOOKING STATEMENTS INCLUDE: RISKS ASSOCIATED WITH THE CONSUMMATION OF ACQUISITIONS, INCLUDING THE ABILITY TO SUCCESSFULLY INTEGRATE THE OPERATIONS OF ACQUIRED BUSINESSES WITH THE EXISTING OPERATIONS OF THE COMPANY, LOSS OF CLIENTS IN THE TRANSITION PROCESS AND RISKS INHERENT IN THE ACQUIRED ENTITIES' OPERATIONS; LOWER THAN EXPECTED SALES AND REVENUE GROWTH; HEIGHTENED COMPETITION; CHANGES IN PRICING OR DISCOUNT PRACTICES OF PHARMACEUTICAL MANUFACTURERS; THE ABILITY OF THE COMPANY TO CONSUMMATE CONTRACT NEGOTIATIONS WITH PROSPECTIVE CLIENTS; COMPETITION IN THE BIDDING OF PROPOSAL PROCESS; ADVERSE RESULTS IN CERTAIN LITIGATION AND REGULATORY MATTERS; THE ADOPTION OF ADVERSE LEGISLATION OR A CHANGE IN THE INTERPRETATION OF EXISTING LEGISLATION OR REGULATIONS; RISKS ASSOCIATED WITH THE DEVELOPMENT OF NEW PRODUCTS; AND OTHER RISKS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Financial tables follow:

                              EXPRESS SCRIPTS, INC.
                             STATEMENT OF OPERATIONS
              (in thousands, except per share and percentage data)
                                   (unaudited)

                                                Three Months Ended
                                                     March 31
                                          -------------------------------
                                              1998             1997            % Change
                                          -------------    --------------    -------------
Net revenues                                  $371,362          $261,990           41.75%
                                          -------------    --------------
Cost and expenses:
     Cost of revenues                          338,492           237,298           42.64%
     Selling, general, & administrative         18,826            13,298           41.57%
                                          -------------    --------------
                                               357,318           250,596           42.59%
                                          -------------    --------------
Operating income                                14,044            11,394           23.26%
                                          -------------    --------------
Other income (expense):
     Interest income                             2,138             1,259           69.82%
     Interest expense                             (14)              (18)          -22.22%
                                          -------------    --------------
                                                 2,124             1,241           71.15%
                                          -------------    --------------
Income before income taxes                      16,168            12,635           27.96%
Provision for income taxes                       6,290             4,994           25.95%
                                          =============    ==============
Net income                                      $9,878            $7,641           29.28%
                                          =============    ==============

Basic earnings per share                         $0.60             $0.47           27.66%
                                          =============    ==============

Weighted average number of common
   shares outstanding during the period
   - Basic EPS                                  16,527            16,267            1.60%
                                          =============    ==============

Diluted earnings per share                       $0.59             $0.46           28.26%
                                          =============    ==============

Weighted average number of common
   shares outstanding during the period
   - Diluted EPS                                16,790            16,436            2.15%
                                          =============    ==============


                              EXPRESS SCRIPTS, INC.
                                  BALANCE SHEET
                                ($ in thousands)
                                   (unaudited)

                                             March 31,    December 31,    March 31,
                                               1998          1997           1977
                                          -------------   ------------   ----------
Assets
Current assets
     Cash and cash equivalents                 $84,556        $64,155       $11,034
     Short term investments                     59,272         57,938        54,837
     Receivables, net                          199,959        210,291       187,892
     Inventories                                26,721         28,935        27,658
     Deferred taxes and prepaid expenses         3,848          2,649         2,994
                                          -------------   ------------   -----------
         Total current assets                  374,356        363,968       284,415
                                          -------------   ------------   -----------

Property and equipment (net)                    27,850         26,821        25,777

Other assets                                    12,538         11,719        12,916

                                          =============   ============   ===========
Total assets                                  $414,744       $402,508      $323,108
                                          =============   ============   ===========

Liabilities and Stockholders' Equity

Current liabilities
     Claims payable                            $139,948       $153,051      $114,264
     Accounts payable                            23,849         17,979        16,841
     Accrued expenses                            35,327         26,876        20,347
                                       -----------------  -------------  ------------
         Total current liabilities              199,124        197,906       151,452
                                       -----------------  -------------  ------------

Deferred income taxes                               690            901         1,575

Total stockholders' equity                      214,930        203,701       170,081

                                       =================  =============  ============
Total liabilities and stockholders'
     equity                                    $414,744       $402,508      $323,108
                                       =================  =============  ============


                              EXPRESS SCRIPTS, INC.
                               NON-FINANCIAL DATA
                     (in thousands, except percentage data)
                                   (unaudited)

                                                  Three Months Ended
                                                       March 31
                                         -------------------------------------
                                              1998                 1997           % Change
                                         ----------------     ----------------  ------------
Pharmacy network claims processed                 19,028           17,021          11.79%

Mail pharmacy claims filled                        1,069              886          20.65%

Number of pharmacies in network                     50.1             48.5           3.30%

Drug spend                                      $678,263         $534,868          26.81%

